UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 17, 2023 (October 12, 2023)

Clearday, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21074	77-0158076
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Village Drive, Suite 106, San Antonio, TX 78217

(Address of Principal Executive Offices) (Zip Code)

(210) 451-0839

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CLRD	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 12, 2023, the Board of Directors (the “Board”) of Clearday, Inc. (the “Company”) concluded that the Company’s previously issued financial statements contained within its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 should no longer be relied upon due to errors in such financial statements. Therefore, restatements of such prior financial statements are required. Accordingly, the Company intends to restate the aforementioned financial statements by amending its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 as soon as reasonably practicable.

The errors in such financial statements were discovered during the course of management’s review of the Company’s financial statements and agreements, including the preparation of its financial statements to be contained within its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. The errors were unintentional and the Company has implemented new measures to ensure that this type of error does not occur again. There is no compensation payable by the Company to any of its executives that is subject to claw-back as a consequence of such restatement.

The estimated material impact of these restatements on the Company’s unaudited interim condensed consolidated financial statements for the three months ended March 31, 2023 is expected to be the following:

1.	Real estate property and equipment, net increase by approximately $93,800
2.	Total current liabilities increased by a net amount of $447,470, primarily due to the increase of accrued interest of approximately $423,329 related to an obligation that is in default; an increase in accrued expenses of approximately $23,782 and an increase in due to related parties of $30,359. Such amounts also increased total liabilities by $447,470.
3.	Total deficit increased by a net amount of $383,686.
4.	Total operating expenses increased by a net amount of $28,611, which increased the net amount of the operating loss by the same amount, primarily due to decreased consulting fees and an increase in the amount of employment related taxes such as required withholdings for federal income tax and employee and employer contributions for FICA (Social Security and Medicare) taxes, and federal and state unemployment tax.
5.	Total other (income)/expenses increased by a net amount of $567,087, primarily due to increased interest expense of $165,800 and the increase of other expenses by $487,227, offset by a decrease on the loss on the sale of fixed assets by $85,940.
6.	Net loss from continuing operations increased by a net amount of $595,698.
7.	The non-controlling interest in subsidiaries increased by 273,128 primarily by the correction (increase) of the accrual for preferred stock in such subsidiaries by such amount.
8.	Total deficit increased by a net amount of $353,327.

Additionally, the restated financial statements will delete an erroneous reference to an off-balance sheet arrangement.

The Audit Committee and Company management have discussed the matters disclosed in this Current Report on Form 8-K with Turner, Stone & Company L.L.P. (“Turner Stone”), the Company’s independent registered public accounting firm. The Company is assessing the impact of these misstatements to the Company’s internal controls over financial reporting.

Turner Stone has furnished a letter to the Securities and Exchange Commission pursuant to Item 4.02(c), which is attached as Exhibit 7.1 to this Current Report on Form 8-K, stating that Turner, Stone & Company L.L.P., (“Turner Stone”), the Company’s independent registered public accounting firm. agrees with the disclosures made in this Current Report on Form 8-K in as far as they pertain to Turner, Stone & Company L.L.P., (“Turner Stone”), the Company’s independent registered public accounting firm.

The information in this Item 4.02 is furnished solely pursuant to Item 4.02. Consequently, such information is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. Moreover, the information in this Item 4.02 shall not be deemed to be incorporated by reference into any filings of the Company under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

7.1	Letter dated October 17, 2023 from Turner, Stone & Company L.L.P. to the Securities and Exchange Commission
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARDAY, INC.

	By:	/s/ James Walesa
	Name:	James Walesa
	Title:	Chief Executive Officer

Dated October 17, 2023